Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
DW - Q3 2013 Drew Industries Incorporated Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 01, 2013 / 03:00PM GMT

NOVEMBER 01, 2013 / 03:00PM GMT, DW - Q3 2013 Drew Industries Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS

Renee Ketels Lambert Edwards - IR

Jason Lippert Drew Industries Inc - CEO and Director

Joe Giordano Drew Industries Inc - CFO and Treasurer

Scott Mereness Drew Industries Inc - President

CONFERENCE CALL PARTICIPANTS

Wenjun Xu Thompson Research Group - Analyst

Greg Badishkanian Citi Research - Analyst

Scott Stember Sidoti & Company - Analyst

Daniel Moore CJS Securities - Analyst

Barry Kaplan Maple Tree Capital Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2013 Drew Industries Incorporated earnings conference call. My name is Lisa, and I will be your coordinator for today.

(Operator Instructions)

As a reminder this conference is being recorded for replay purposes. I would now like to turn the call over to Ms. Renee Ketels with Lambert Edwards. Please proceed, ma'am.

Renee Ketels - Lambert Edwards - IR

Good morning, everyone, and welcome to the Drew Industries 2013 third quarter earnings conference call. I am Renee Ketels of Lambert Edwards, Drew's Investor Relations firm, and I'm joined on the call today by members of Drew's management team including Leigh Abrams, Chairman of the Board of Drew; Jason Lippert, CEO and Director of Drew; Scott Mereness, President of Drew; and Joe Giordano, CFO and Treasurer of Drew.

We want to take a few minutes to discuss our third quarter results. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws. As a result I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, in our Form 10K for the year ending December 31, 2012 and in our other filings with the SEC.

With that I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Inc - CEO and Director

Thank you, Renee, and thank you all for joining us on the call today. I want to start out by thanking our outstanding employees who are all critical to our success. It is because of the effort they have put forth every day that for the 12 months ended October 2013 our net sales reached the $1 billion mark. This is a very significant milestone and I think an impressive increase from our net sales of $350 million just 10 years ago.

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During the past decade many changes have occurred within our industry and at Drew. Our significant growth during this period has resulted from several factors; industry wide growth, new products, market share gains and acquisitions. We continue to expect these will be the long-term factors which will fuel our growth into the future.

When asked to describe the RV industry over the past few years, we have often used the word healthy. Based on the positive feedback from the RV open house in Elkhart during September, coupled with the retail sales data for the year to date 2013 which is up significantly, it now seems appropriate to say the RV industry is strong. Many of the RV OEMs are introducing new product lines as well as increasing production capacity by hiring additional workers and adding new plants. If the economy continues to maintain its current position without significant disruption, the RV industry appears well-positioned for at least the next couple of years.

Accordingly, we continue to be proactive in evaluating our own product lines and capacity needs for the future. It is not an exact science to determine proper staffing and capacity needs especially while undergoing significant increases in sales. Thus far in 2013 we believe we have executed a very well designed plan.

In anticipation of future growth we bolstered our both operating and administrative staff within our customer service center which is our direct point of contact with dealers and retail customers. This critical department now employs about 75 service professionals. In addition, we have invested in building a research and development group that is stronger than ever with a dedicated R&D staff of over 35 professionals. We strive to be the industry leader in product innovation, and we will continue to invest in new technology.

We are now operating over 3.5 million square feet of manufacturing and warehouse space, and we have invested over $58 million in capital expenditures since 2011. In the coming months we will continue to be very diligent in adding resources to fuel changes where needed to capacity while also optimizing operating efficiency through automation and process improvements.

Very recently we hired a new director of international business development who will spend time and Australia, Europe, and other international markets assessing the dynamics of the local RV marketplace, building relationships with OEMs and helping us introduce our existing RV products and develop new products with those markets. Over the past several years we have been gradually growing RV component sales overseas, primarily in Europe and Australia. We have a few key relationships in place already, and it is time to explore opportunities to increase export sales of our products to these international markets. This new position will help us do just that.

As I have said before, people are our passion, and I am very proud to work with our family of managers and employees as well as the great customers we are privileged to serve. Our success is based on our strong and lasting relationships with these people that are so key to our business. We remain confident these priorities will yield substantial long-term benefits.

Now I am going to ask Joe to provide some additional comments on our financial results, and then we'll take some questions.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

Thank you, Jason. Having our consolidated net sales exceed $1 billion for the 12 months ending October 2013 is quite an accomplishment. And, as I have said before, this is not the time for us to relax. Rather, this milestone provides even more motivation for everyone in the Company to continue putting forth a great effort to reach further goals.

As Jason stated, remembering what our core values are and what has brought us to this point will be even more important as we continue to grow. And it is incumbent upon our management team to not only encourage our people to work hard, but we must make sure they are working smarter and safer and that we are providing our people the tools to be successful.

In addition to improved training and human resource initiatives, we have focused on capital expenditures, automation initiatives and efficiency improvements over the past several years to do just that. Due in large part to the efficiency improvements we implemented, our gross margin in the third quarter of 2013 was 22.4%.

During the third quarter of 2013, the impact of many of the production improvement initiatives we implemented were nearly fully realized, including lowering our outsourcing costs as a result of the installation of our second class tempering facility. However, I am certain that there will be new initiatives as time goes by. During the third quarter of 2013, we also significantly reduced the start-up costs at our recently opened thermoforming operation in Indiana which makes bath and kitchen products such as showers and sinks, among other products.

SG&A as a percent of sales increased from 12.2% in the 2013 second-quarter to 13.3% in the third quarter of 2013. This increase was due to the spreading of fixed costs over a seasonally smaller sales base and an increase in performance-based compensation estimates, partially offset by lower fair value adjustments and acquisition related earn-out liabilities. Certain of our SG&A costs are variable including the majority of our selling and delivery costs which comprise approximately one third of SG&A.

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Our incentive compensation, which is based on profits, is also variable. As a result our total selling, general and administrative costs will fluctuate with both sales and profits. Further, over the last year or so, we added fixed SG&A costs to meet the corresponding increase in sales.

As noted in the press release, the transition and relocation of the Drew corporate office to Indiana was completed in the third quarter of 2013. As a result, we expect to save approximately $2 million annually beginning in the fourth quarter of 2013.

At nearly $450 million in total assets and just $100 million in liabilities, our balance sheet remains strong. At September 30, our cash balances were $52 million, and we had no debt and substantial unused lines of credit.

And our top priority for cash remains the same; make attractive investments which we expect will produce an above average return. In recent years, these investments have primarily been internal to meet our current and projected capacity needs as well as to improve operating efficiencies.

Our capital expenditures for the first nine months of 2013 were $26 million including approximately $3 million for the new glass tempering operation and $3 million to increase our internal steel stamping capacity. We estimate that our capital expenditures for the full year 2013 will be approximately $33 million to $35 million, while 2013 depreciation and amortization will be approximately $26 million to $28 million.

To meet our projected capacity needs as well as continue to improve efficiencies, preliminary estimates for 2014 are that capital expenditures will be approximately $32 million to $36 million, and that 2014 depreciation and amortization will be approximately $26 million to $28 million. Note that certain of these capital projects that are included in our 2013 CapEx forecast, may not be completed until next year. Some of the 2014s may also get pulled up a little bit, and then depending upon that timing, will not change our overall cash flow. As I said just of the timing between years. And additional CapEx may also be required depending upon the extent of the sales growth and other initiatives by the Company.

Stock-based compensation, which is a non-cash charge, was $8 million for the first nine months of 2013, and we anticipate an additional $2.5 million of expense in the fourth quarter of 2013. Historically, Drew has granted equity awards annually to key employees, and we expect there will be an annual award again this November. Stock-based compensation has increased over the past few years due to the increase in the use of equity for compensation, in particular, performance-based compensation. And for 2014, we expect the net income statement impact of all equity awards to be approximately $0.03 to $0.04 per diluted share more than was recorded in 2013, excluding costs recorded in transition costs. In addition, the increase in use of equity for compensation has led to an increase in the diluted shares outstanding which increased approximately 4% at September 2013 compared to September 2012.

Thank you for your time. That is the end of our prepared remarks. Lisa, we are ready to take questions.

Jason Lippert - Drew Industries Inc - CEO and Director

I have a couple of comments before we get into questions. First of all, we are sitting in our new conference room in Elkhart, Indiana, and we are trying this room out for the first time. So, if you can't hear the response, don't be afraid to ask us to repeat the response. And then secondly, I know many of you come with a few questions at a time. If you wouldn't mind just asking the questions one at a time, so we can accurately get you the best answer for each question, that would be very helpful. With that we are ready for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Kathryn Thompson with Thompson Research Group.

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Wenjun Xu - Thompson Research Group - Analyst

Good morning. This is Wenjun sitting in for Kathryn. You have talked about operational efficiency being improved for several quarters. Can you please provide a little bit more color on how far along are you in the process to reach your current target. Would it be close to 70% to 80% accomplished or more like 30% to 40%? Thank you.

Jason Lippert - Drew Industries Inc - CEO and Director

Thanks. I will start up by saying, I think we have been talking about efficiency improvements over the last couple earnings calls and quarterly earnings, and we have developed a lot of momentum there and that is seen in the results. And I think we have been on par with what we said we were going to do. I will let Joe get into the specifics of the question you had with respect to the percentages and how close we are there.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

The way I look at it, I would say in relation to the initiatives that we've started, I put it in baseball terms. We may be in the sixth or seventh inning in relation to a lot of those initiatives. However, I don't think we ever get to the ninth because I think the game continues to reset itself, and we continue to identify new areas. I will give a great example. We started up our awning operation about two years ago, and the way that operation continues to grow, we have about 20% or so plus market share today and as that continues to grow, I believe there will be new initiatives and new efficiency gains continually in that operation for years to come. Again I think we are far along in the stuff we started a year ago, but I think there are new ones -- I know there are new ones that are coming into play every day.

Wenjun Xu - Thompson Research Group - Analyst

Okay. That is helpful. Could you also provide more granularity on current sales trends in manufactured housing? In the past, content per manufactured housing was impacted by reduction in average home sizes and customer mix. Are there some general changes in customer preference or other factors that we need to take into account?

Jason Lippert - Drew Industries Inc - CEO and Director

I can say that -- I would say that the industry space has been consistent with respect to the needs and material costs and things like that. So I hate to give you a short answer to that, but it is a small part of our business. And we hope that it's going to continue to see minor growth over the coming years, but there haven't been many changes there.

Wenjun Xu - Thompson Research Group - Analyst

So in the low single digit would be fair?

Jason Lippert - Drew Industries Inc - CEO and Director

In terms of industry growth?

Wenjun Xu - Thompson Research Group - Analyst

Yes.

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Joe Giordano - Drew Industries Inc - CFO and Treasurer

Yes. We really can't give a projection there. The Industry Association does not come out with any type of a formal projection. I mean, I think we are optimistic there for the industry to have some potential for growth. I think the fact is we look at interest rates and availability of foreclosed homes. But maybe most important factor is just the site built housing starts - single-family site built housing starts. I think there is some optimism there for next year that we could see some significant growth in the marketplace, and I think manufactured housing is a portion of that market and should share in some of that potential upside.

Wenjun Xu - Thompson Research Group - Analyst

Okay. That's all of my questions for today. Thank you.

Operator

Your next question comes from the line of Greg, with Citi.

Greg Badishkanian - Citi Research - Analyst

Great. Thank you. I missed the very early part of the call, but I am just wondering how should we think about retail sales versus shipments in terms of year over year for the towables segment?

Jason Lippert - Drew Industries Inc - CEO and Director

In what way when you ask how should we think about that?

Greg Badishkanian - Citi Research - Analyst

Yes. That relationship over the next few quarters, retail, inventories seem like they are, and we have seen it, in pretty good shape so is it going to be a one to one relationship? And then how does the -- if you have 10% sales growth in towables at retail, what does that result in in terms of shipment growth?

Jason Lippert - Drew Industries Inc - CEO and Director

I think we have established that over the last few years the dealers have taken quite a bit of inventory units out of the inventories and are working on a more just-in-time type basis with the manufacturers. We base our -- we base what we see in the industry, what we have to plan for, based on what the immediate need is because the OEMs are generally filling retail orders from the dealers as they come in. But Joe, if you have more specific data on that or percentages that might be helpful.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

I would agree with Jason 100%. I think we are looking generally at a one to one relationship going forward. I believe dealer inventories appear to be in great shape from everything I am hearing and I think one to one, maybe a touch over one as retail goes up I think may need to be some increase in inventory to help keep the turnover appropriate. But I think one to one is a very fair perspective for the future.

Jason Lippert - Drew Industries Inc - CEO and Director

Some of the chatter we have heard recently, Greg, is obviously the motorhome retail segment is booming. It is north of 30% the last quarter so. And we are hearing chatter that the motorhome floor planning is taking away from some of the towable stuff out there. We have heard a little bit about that. But at the end of the day that is all good. Motorhomes, towables, they are in demand. It is good especially after a few years of not seeing of lot of or the kind of increase in motorhome demand that we saw in towables. It is nice to see that the last couple of quarters.

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Greg Badishkanian - Citi Research - Analyst

Yes. Absolutely. And then would you say over the last month or two for the towable segment, based on what you are hearing in the supply channel more at the dealer and manufacturer level, that has been pretty consistent with what we saw with the stat surveys in the few months that we have on record, the latest few months that we have on record for them?

Jason Lippert - Drew Industries Inc - CEO and Director

Yes. I'd say it is pretty accurate. It is staying pretty strong.

Greg Badishkanian - Citi Research - Analyst

Yes. Great. Good. Thank you very much.

Jason Lippert - Drew Industries Inc - CEO and Director

Thanks, Greg.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

Thank you, Greg.

Operator

Scott Stember, Sidoti & Company.

Scott Stember - Sidoti & Company - Analyst

Good morning.

Jason Lippert - Drew Industries Inc - CEO and Director

Good morning, Scott.

Scott Stember - Sidoti & Company - Analyst

Can you maybe talk about, as we head into 2014 without tipping your hand too much heading into Louisville, just give us a flavor for what your expectations are for new products coming out for next year and how that could turn into additional content growth particularly in the towable side?

Jason Lippert - Drew Industries Inc - CEO and Director

Yes. There are a few different moving parts there, but I will start with the fact, as I mentioned in my speech, we have been spending a lot of extra time and energy and resources on our R&D facility. Over the years, our R&D facility has become increasingly important to continue to develop the ideas our customers have. They are the think tank for us. They are the ones that come up with all the great ideas, and it is our job to figure out how to turn that into a value proposition for them where the cost is right and the product is right. So we are doing that all throughout the year and coming out with products that are smaller type sales volumes.

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It will take a while for them to catch on to the rest of the industry and then some bigger hits like leveling like we have seen in the last three years. But if you look at the product specific, I would say that the introduction to the awning line, we are still on the rollout phase there, that is a relatively new product for us. I think the numbers are somewhat close to where we maybe had $3 million last year and we are looking to be over $12 million this year, and we are going to continue to move forward with gaining market share in the product as well as in the aftermarket. Motorhomes are another big segment. We have talked in the recent quarters about continuing to improve our motorhome products and content, and while they are similar to towables, we consider them different in a lot of respects because they need tweaks and have differences to what we supply the towables.

We've got a lot of new furniture products. We've seen tremendous growth in the furniture world that we supply to the OEMs. And leveling is another big one. Leveling has become a huge segment for us, and we are continuing to find ways now that we have got the high-end of the market figured out, how to get that product and convenience to the retail customer at the mid price point levels and the lower price point levels. Then we have got probably three or four key products that we are planning on releasing next year that we think have lots of momentum opportunity. But I would say that is the 80/20 of product development and R&D there in new products.

Scott Stember - Sidoti & Company - Analyst

Okay. It sounds like you are just as bullish as you have ever been going forward on that end.

Jason Lippert - Drew Industries Inc - CEO and Director

Yes, sir.

Scott Stember - Sidoti & Company - Analyst

All right. And just going to the aftermarket side, you had a full year of being in a lot of the online guides and dealers and catalogues and wholesalers. As you head into year two, and with the awning coming online, can you maybe just talk about what your expectations are generally speaking for aftermarket for 2014?

Jason Lippert - Drew Industries Inc - CEO and Director

Yes. I think that our strategy continues to develop there. We are spending a lot more time with the dealers and more importantly some of the big dealer conglomerates that are out there, the Camping Worlds and some of the other big dealer buying groups. So that has been a huge focus, and really we've found a couple other good things that have come out of that. We are able to hit large groups of dealers and sell to the dealers direct and at the same time while we are there talking to them about aftermarket products and replacement part products which is huge, the more products we get into and supply the industry, the longer they are on the market, the bigger need for replacement products from Lippert and Drew there is. But while we are there at the dealerships talking about aftermarket products, we are also tying in, hey, we are putting the service arm of our Company right alongside our aftermarket people and saying, hey, look where can we help you at your dealership?

Where can we help our key customers with respect to challenges and opportunities and problems they might be having with some of our components? We are at the dealerships working on aftermarket sales and digging in deep there, but at the same time we are there helping the dealers and helping our customers help the dealers so there are less issues down the road. I would say that the majority of our focus right now is at the dealer level; the wholesale guys have been set up and they will buy if they need to, and they will buy the products that suit them best. But we are going into the dealerships with a full out plan on all of our products and trying to dig our feet into the ground so that two, three, five, seven years from now, it is a continually bigger and bigger business for us, and the margins are significantly better than our OE products.

Scott Stember - Sidoti & Company - Analyst

Last question, Joe, just going back to the gross margin recovery and the baseball analogy, it sounds like you said sixth or seventh inning with regards to actually getting a lot of these operations where you want them. Could you talk about where we are with respect to actually seeing the benefits within the financial?

Joe Giordano - Drew Industries Inc - CFO and Treasurer

That is a great question, Scott. I really don't want to give a lot of projections. I want to try to -- I don't want to try to guess here, especially heading into the seasonally slower season of the year makes it even more difficult. I do believe that the operating guys are going to continue to look for these opportunities, look for areas that we can either improve the labor flat out or work with some additional capital expenditures where we can drive a great return on those capital expenditures and improve efficiencies here. Yes. I don't know that I am ready to get into any kind of margin expectations. As you know the third quarter was the highest since we have seen back in 2011 and that was in the second quarter of 2011 which is the typically seasonally highest quarter. I think we've got some more room here, but I am not going to make any specific projection.

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Jason Lippert - Drew Industries Inc - CEO and Director

I think one of the most important comments Joe made earlier was that every time we get after and put our sights on efficiency improvements we want to make, we continue to find more and more opportunities down the road, so that game is never over. It is just a continuous improvement with our efficiency processes and new technology and things of that nature.

Scott Stember - Sidoti & Company - Analyst

Excellent. That is all I have. Thank you.

Jason Lippert - Drew Industries Inc - CEO and Director

Thanks, Scott.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

Thanks.

Operator

Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

Good morning. Thanks for taking the questions.

Jason Lippert - Drew Industries Inc - CEO and Director

Good morning, Dan.

Daniel Moore - CJS Securities - Analyst

I think you touched on this but maybe a little more detail on capacity utilization, given the expansions, how much additional volume growth can you handle in 2014 before you would need to add physical space and/or another round of, or a meaningful round of, hiring?

Jason Lippert - Drew Industries Inc - CEO and Director

A couple of comments I want to make there. First off it is a pretty easy question for us to answer because we've got 30 plus facilities, and we run very little second shifts. So I think the most important thing to make sure everybody is aware of is that we've got that second shift capacity open to us and, while it may be a little bit harder to start up and maintain, that second shift capacity is certainly something we have had experience with and can activate any time we need to. We do have some other open capacity within our Company with respect to buildings, and I think 2013 was a good example of how well we executed moving into new capacity as some of our business units were absolutely on fire, and we had some pretty significant growth this year. I would say from a capacity standpoint those are the big ones. We are getting better and better every year at implementing the plans we have to utilize more capacity as we see industry growth, but those would be the big answers. And then, as we continue to get more efficient, we free up capacity that way and Scott and his teams are laser focused on of that as well as our COO, Todd Driver. Those are initiatives that are taking place all the time that end up freeing up more space for us long term.

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Daniel Moore - CJS Securities - Analyst

Very helpful. And one more, just turning to the balance sheet, cash continues to build once again. Absent significant acquisitions, are you likely to entertain a special dividend as you have in the past that you have down the road here?

Joe Giordano - Drew Industries Inc - CFO and Treasurer

In terms of the dividend, that is again a decision that the board will look at as they do periodically, so I really can't comment on what they would -- what their thoughts are there for the balance of the year. In terms of our priorities for cash, they remain the same. We continue to look at acquisitions as we have, even though we have not completed anything significant in a couple of years. We continue to look at that. We want to make sure that we continue to -- if we do an acquisition that it is one that will provide an attractive return here to shareholders. We are definitely not going to let the cash burn a hole in our pocket as we sit here today, and we will continue to be diligent with it. And whatever the board decides with the dividend is what they will decide.

Daniel Moore - CJS Securities - Analyst

Very good.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

We clearly have the cash and the borrowing capability here today.

Daniel Moore - CJS Securities - Analyst

Got it.

Operator

(Operator Instructions)

Barry Kaplan, Maple Tree Capital

Barry Kaplan - Maple Tree Capital Management - Analyst

Thank you. As far as some of your large customers are reporting quite good numbers both in terms of volume and margins and the fact that over the last several years you have had to absorb some fairly significant increases in raw material costs I was wondering, I know it is a touchy subject, but I was wondering how you think about pricing going forward and your ability to get pricing. And then I have another question for Joe.

Jason Lippert - Drew Industries Inc - CEO and Director

I will let Scott comment on the raw material piece. It remains relatively stable over the last six months or so. At the end of the day we review pricing for customers like we do year in and year out, and it is a pretty standard process. When we feel we need to go and adjust pricing one way or the other, then it is a pretty standardized process for us and our customers. Scott can provide some additional information on materials.

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Scott Mereness - Drew Industries Inc - President

Raw materials haven't really moved a whole lot this year, and we constantly look at raw materials versus our selling prices and adjust those prices accordingly.

Barry Kaplan - Maple Tree Capital Management - Analyst

Okay. Thanks. The other question is really for Joe. Is -- do you have now, I can't remember, or would you contemplate having a policy to repurchase shares in order to offset the dilution from the equity award at least to keep the shares outstanding from creeping up over time? I am not asking about up broader share repurchase, but just one that would relate to the equity award.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

That is a good question. Again, that's a board decision, and the board will look at the best use of that cash, whether it is returning to shareholders possibly through a dividend as they have chosen in the past, repurchasing shares which is in effect returning cash net back to shareholders. So that is something I think they will continue to look at year to year. They have done some share buyback, but it was now four or five years ago.

Barry Kaplan - Maple Tree Capital Management - Analyst

Right.

Joe Giordano - Drew Industries Inc - CFO and Treasurer

But it is something, as we have increased the use of equity, it is something that they may take a look at.

Barry Kaplan - Maple Tree Capital Management - Analyst

Okay. Thanks a lot.

Jason Lippert - Drew Industries Inc - CEO and Director

Thank you, Barry.

Operator

We have no additional questions at this time. I would like to turn the presentation back over to management.

Jason Lippert - Drew Industries Inc - CEO and Director

Great. Well I appreciate everybody for being on the call today and giving us your questions. We are excited about the quarter and the coming quarters and look forward to talking with you again on the year end earnings call. Thank you, everybody.

Operator

This concludes the presentation. You may now disconnect and have a great day.

Editor

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COMPANY DISCLAIMER

This transcript contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act").

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the Securities and Exchange Commission (the "SEC").

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, interest rates, oil and gasoline prices, and the successful implementation of management succession. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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